Exhibit 99.1
AMERICAN SHARED HOSPITAL SERVICES REPORTS
19% INCREASE IN REVENUE AND 15% INCREASE IN OPERATING
INCOME FOR THE THIRD QUARTER OF 2006 VERSUS PRIOR YEAR
Marks 23rd Consecutive Quarter of Year-Over-Year Gains in Operating Income
San Francisco, CA, November 3, 2006 — AMERICAN SHARED HOSPITAL SERVICES (AMEX,PCX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced a 15% increase in operating income for the third quarter of 2006 compared to the third quarter of 2005, marking the 23rd consecutive quarter of year-over-year gains in operating income. Revenue advanced 19% compared to the same period of the prior year.
For the three months ended September 30, 2006, revenue increased to $5,238,000 from $4,402,000 for the third quarter of 2005. Operating income increased to $1,000,000 from $867,000 a year earlier, and pre-tax income increased 12% compared to the third quarter of 2005. Net income for third quarter of 2006 decreased to $425,000, or $0.08 per diluted share, compared to $502,000, or $0.10 per diluted share, for the third quarter of 2005. “The decrease in net income for this year’s third quarter versus prior year was solely the result of an increase in the effective income tax rate to 40% from 21% a year ago,” said Chairman and Chief Executive Officer Ernest A. Bates, M.D.
Dr. Bates attributed the increase in third quarter revenue primarily to the maturation of the two Gamma Knife centers that began treating patients in mid-2005, as well as higher patient volumes at several of the Company’s older centers. “Our profitability also continues to benefit from our rigorous attention to controlling costs,” he added.
For the nine months ended September 30, 2006, revenue advanced 15% to $15,592,000 from $13,581,000 for the same period of 2005. Operating income rose 15% to $2,942,000 from $2,557,000, and pre-tax income increased 16% to $2,162,000 from $1,862,000 a year earlier. Net income for the first nine months of 2006 increased to $1,309,000, or $0.26 per diluted share, reflecting a 39% effective income tax rate. This compares to net income for the first nine months of 2005 of $1,288,000, or $0.26 per diluted share, reflecting a 31% effective income tax rate.
“We are pleased that AMS continues to deliver solid growth in revenue and operating earnings from our current portfolio of radiosurgical assets even as we transition to a new, more ambitious operating model that we believe will significantly enhance our opportunities for long-term growth. Our plan is to use AMS’ creative financing solutions to dramatically expand our growth potential by offering our clinical partners a full range of advanced treatment simulation and planning equipment and software as well as the latest technology solutions for radiation oncology delivery. We are committed to offering our clinical partners today’s most advanced radiosurgery and radiation therapy technology solutions to improve patient outcomes,” Dr. Bates said.
“We have taken concrete steps to implement this model with the equity investment we made earlier this year in Still River Systems that gives us a toe-hold in proton beam radiation therapy

(PBRT), a treatment which we believe will be the next major advance in radiation therapy, and the closing in September of our innovative agreement with Tufts-New England Medical Center to provide state-of-the-art equipment as part of a complete radiation therapy department upgrade. We expect our new initiative with Tufts-New England Medical Center to favorably impact our operating results beginning in mid-2007. At the same time, we continue to pursue opportunities for current-generation radiation therapy devices and our proprietary Operating Room for the 21st Century® concept,” Dr. Bates added.
At September 30, 2006, AMS reported working capital of $2,414,000, cash, cash equivalents and short-term securities of $8,106,000, and long-term securities of $925,000. At December 31, 2005, working capital was $2,423,000, cash, cash equivalents and short-term securities were $5,835,000, and long-term securities were $2,797,000. Shareholders’ equity at September 30, 2006 increased to $18,943,000 compared to $18,320,000 at December 31, 2005.
Earnings Conference Call
American Shared has scheduled a conference call at 4:00 p.m. EDT (1:00 p.m. PDT) today. To participate in the live call, dial (800) 471-6718 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company’s website, www.ashs.com, or through CCBN, www.earnings.com. A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-8996, pass code 16161294.
About AMS
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery services, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century concept. Through its equity investment in Still River Systems, AMS also plans to complement these services with the Clinatron-250™ proton beam radiation therapy (PBRT) system, which has not yet been approved by the FDA.
Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife business, the risks of developing its IMRT and The Operating Room for the 21st Century® programs, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, the Form 10-Q for the three months ended March 31, 2006 and June 30, 2006 and the definitive Proxy Statement for the Annual Meeting of Shareholders on June 28, 2006.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 826-5051
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	November 3, 2006
Third Quarter 2006 Financial Results	Page 3
Selected Financial Data
(unaudited)

	Summary of Operations Data

	Three months ended Sep 30,		Nine months ended Sep 30,

	2006	2005	2006	2005
Revenue	$5,238,000	$4,402,000	$15,592,000	$13,581,000
Costs of revenue	2,589,000	2,210,000	7,886,000	6,799,000

Gross margin	2,649,000	2,192,000	7,706,000	6,782,000
Selling & administrative expense	1,109,000	794,000	3,101,000	2,648,000
Interest expense	540,000	531,000	1,663,000	1,577,000

Operating income	1,000,000	867,000	2,942,000	2,557,000
Interest & other income	68,000	29,000	245,000	129,000
Minority interest expense	(360,000)	(263,000)	(1,025,000)	(824,000)

Income before income taxes	708,000	633,000	2,162,000	1,862,000
Income tax expense	283,000	131,000	853,000	574,000

Net income	$425,000	$502,000	$1,309,000	$1,288,000

Earnings per common share:
Basic	$0.08	$0.10	$0.26	$0.26

Assuming dilution	$0.08	$0.10	$0.26	$0.26

	Balance Sheet Data

	9/30/2006	9/30/2005
Cash and cash equivalents	$2,641,000	$3,759,000
Securities-current maturities	$5,465,000	$4,525,000
Current assets	$13,613,000	$12,508,000
Securities-long term	$925,000	$0
Total assets	$50,352,000	$48,550,000

Current liabilities	$11,199,000	$8,321,000
Shareholders’ equity	$18,943,000	$18,079,000